Exhibit 23.3

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent the use in the Registration Statements on Forms S-3 (No. 333-930, No. 333-52089, No. 333-44724, No. 333-114567, No. 333-125858, and No. 333-125913) on Form S-3ASR (No. 333-134286, No. 333-149856, No. 333-158635 and No. 333-149856-01) and on Forms S-8 (No. 333-24971, No. 333-55062, No. 333-125857, No. 333-149872, and No, 333-149872) of Regency Centers Corporation and on Form S-3ASR (No. 333-149856) of Regency Centers, L.P. of our report dated March 31, 2010, except for note 4, as to which the date is February 18, 2011, relating to the consolidated financial statements of GRI—Regency, LLC (formerly Macquarie Countrywide-Regency II, LLC), which appears in this Form 10-K of Regency Centers Corporation dated March 1, 2011.

/s/PricewaterhouseCoopers

McLean, VA

February 22, 2011